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                                                                   Exhibit 2.2

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement"), made as of the 30th day of April, 1999, by and between JOSEPH N. JEFFREY, JR. (the "Stockholder") and CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").

                                    RECITALS:

         A. The Company (as herein defined) is the licensee of and owns and operates 12 radio stations identified on Schedule 1 to this Agreement (collectively, the "Stations").

         B. The Stockholder owns 14,999 shares (or approximately 49.997%) of the issued and outstanding shares of common stock of Fuller-Jeffrey Broadcasting Companies, Inc., a Maine corporation ("FJB").

         C. Citadel desires to purchase from the Stockholder, and the Stockholder desires to sell to Citadel, all of his shares of common stock of FJB, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Receivable" means the accounts receivable of the Company, exclusive of Trade Receivables, existing as of the Closing.

         "Act" means the Communications Act of 1934, as amended.

         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.



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         "Asset Schedule" means Schedule 2 to this Agreement.

         "Assets" means all of the property of every kind or nature of the Company, including without limitation the Real Property, the Real Property Leases, the Intellectual Property, the Personal Property, the Trade Receivables, the Accounts Receivable and the Cash, and all books, records and accounts of the Company.

         "Bonuses" shall mean any amount paid or agreed to be paid by the Company at or prior to the Closing to any current or former employee of the Company other than pursuant to clauses (a) or (b) of Section 6.5, or any other amount or payment described in this Agreement or the schedules or exhibits hereto as constituting "Bonuses," and provided that any such amount, alone or in connection with other amounts paid to any such employee, will not constitute or be considered an "excess parachute payment" under Section 280G of the Code.

         "Broker" means Kalil & Co., Inc.

         "Business" means the business in which the Company is now engaged.

         "California Office" has the meaning specified in Section 3.24.

         "Capital Expenditures Schedule" means Schedule 7 to this Agreement.

         "Cash" means the cash and cash equivalents of the Company existing as of the Closing.

         "Citadel's Disclosure Schedule" means Schedule 3 to this Agreement.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 9.

         "Closing Certificate" means the certificate of the Stockholder dated the Closing Date and delivered to Citadel, which sets forth a true and correct calculation, including supporting documentation, of (i) the Net Working Capital,
(ii) the Indebtedness for Borrowed Money of the Company as of the Closing and
(iii) the Bonuses.

         "Closing Date" has the meaning specified in Section 9.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means, collectively, FJB and the Operating Subsidiaries, or any of them.

         "Company Lender" means The CIT Group/Equipment Financing, Inc.

         "Company Stock" means common stock, par value $1.00 per share, of FJB.


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         "Contracts" means all (a) contracts, agreements, licenses, leases, arrangements and other documents to which the Company is a party or by which the Company or the assets of the Company are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (b) uncompleted orders for the purchase by the Company of materials, supplies, equipment and services existing as of the date hereof, and in each case with respect to which the remaining obligation of the Company is in excess of $5,000; and (c) contingent contractual obligations and liabilities of the Company known to the Company existing as of the date hereof.

         "Contribution Agreement" means that certain Contribution Agreement between the Stockholder and Fuller, a copy of which in the form to be executed has been delivered by the Stockholder to Citadel on the date of this Agreement.

         "Damages" has the meaning specified in Section 12.1.

         "Debt Schedule" means Schedule 4 to this Agreement.

         "Draw Condition" has the meaning specified in Section 13.2(a).

         "Environmental Claims" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by a Person. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by a Person.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.


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         "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release as a result of the activities of a Person of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment; and (c) any condition noted in any environmental site assessments, studies, tests or reports performed or commissioned for the Real Property or Leaseholds which is concluded therein to create or cause to exist a recognized environmental condition (or words of similar import) or to pose an environmental risk.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means those assets of the Company (a) identified on the Excluded Assets Schedule or (b) used exclusively in the operation of radio stations WJAE(AM), licensed to Westbrook, Maine, WJJB(AM), licensed to Brunswick, Maine, and WRED(FM), licensed to Saco, Maine. The transfer of such assets of WRED(FM) shall be made pursuant to that certain Asset Purchase Agreement dated April 14, 1999 between Maine Sub and the Stockholder, a true and complete copy of which has been delivered to Citadel.

         "Excluded Assets Schedule" means Schedule 5 to this Agreement.

         "FCC" means the Federal Communications Commission.

         "FCC Application" has the meaning specified in Section 8.1.

         "FCC Approval" has the meaning specified in Section 8.1.

         "FCC Licenses" means the main station license for each Station, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by the Company in connection with, or pertaining to, the conduct of the business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by the Company for such consents, rights, licenses, permits and other authorizations.

         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of


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review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "FJB" has the meaning specified in the recitals to this Agreement.

         "Fuller" means Robert F. Fuller.

         "Fuller Transaction" means a transaction between Citadel and Fuller, which is acceptable to Citadel in its complete discretion, whereby Citadel acquires all of the shares of Company Stock owned by Fuller.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended from time to time.

         "HSR Filing" has the meaning specified in Section 8.6.

         "Indebtedness for Borrowed Money" means (a) all indebtedness of a Person in respect of money borrowed (including without limitation indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of a Person evidenced by


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a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by a Person or for which a Person is contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of a Person under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of such Person under GAAP.

         "Indemnitee" has the meaning specified in Section 12.3.

         "Indemnitor" has the meaning specified in Section 12.3.

         "Intellectual Property" means the call letters of each Station and all of the copyrights, service marks, trademarks, trade names, patents and other similar rights, including applications and registrations therefor, in which the Company has any right, title or interest, including without limitation those items listed on the Asset Schedule.

         "Leaseholds" has the meaning specified in Section 3.11(e).

         "Letter of Credit" has the meaning specified in Section 2.3.

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "Maine Sub" means Fuller-Jeffrey Radio of Maine, Inc., a Maine corporation.

         "Material Contracts" has the meaning specified in Section 5.12.

         "New England Office" has the meaning specified in Section 3.24.

         "New England Sub" means Fuller-Jeffrey Radio of New England, Inc., a Maine corporation.

         "Net Working Capital" means the current assets of the Company (including without limitation Cash and Accounts Receivable) as of the Closing Date minus the current liabilities of the Company as of the Closing Date, determined in accordance with GAAP, but adjusted in accordance with the last sentence of this paragraph, plus the amount of any Bonuses paid prior to the Closing Date but only to the extent any such payment reduced the current assets of the Company without a corresponding reduction in the current liabilities of the Company incurred in the ordinary course of business consistent with past practices. In determining Net Working Capital there shall be deducted from the current assets of the Company determined in accordance with GAAP all amounts included therein that are attributable to (a) deferred taxes and (b) Excluded Assets, and there shall be deducted from the current liabilities of the


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Company determined in accordance with GAAP all amounts included therein that are attributable to (a) the current portion of Permitted Debt, (b) the current portion of all indebtedness to be discharged as a condition to the obligations of Citadel to proceed with the Closing, (c) accrued interest attributable to either of the foregoing, (d) "deferred revenue current", and (e) Excluded
Assets.

         "Net Working Capital Shortfall" means the amount, if any, by which $2,500,000 exceeds Net Working Capital.

         "Obligations" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) accrued taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which a Person assures a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by a Person, (e) obligations under capitalized leases in respect of which obligations a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of a Person, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by a Person of any nature, whether or not currently payable, and (l) other liabilities or obligations of a Person, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "Operating Subsidiaries" means, collectively, the Maine Sub and the New England Sub.

         "Permits" means all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations applicable to the Stations issued by any Governmental Authorities.

         "Permitted Debt" means the Company's Indebtedness for Borrowed Money to the Company Lender.

         "Permitted Encumbrances" means the Liens in favor of the Company Lender as of the Closing Date, which secure the Permitted Debt.

         "Permitted Exceptions" means those certain title exceptions which do not affect the Real Property in any material respect and which are acceptable to Citadel in its reasonable discretion.



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         "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" means all of the tangible personal property, improvements and fixtures of every kind of the Company, including without limitation the personal property described on the Asset Schedule.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Real Property" means all of the right, title and interest of the Company in and to any real property of the Company, including without limitation the real property described on the Asset Schedule.

         "Real Property Leases" means all of the leasehold interests of the Company pursuant to real property leases, including without limitation those described on the Asset Schedule.

         "Shares" has the meaning specified in Section 2.1.

         "Stations" has the meaning set forth in the recitals to this Agreement.

         "Stockholder's Disclosure Schedule" means Schedule 6 to this Agreement.

         "Supplemental Financial Statements" has the meaning specified in
Section 5.9.

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "Threshold" has the meaning specified in Section 12.5(a).

         "Trade Agreements" means and includes those agreements entered into by the Company for the sale of advertising time on the Stations for consideration other than cash, which agreements are in effect as of the Closing.

         "Trade Liabilities" means the fair market value of the Company's liability as of the Closing for unperformed time under the Trade Agreements.

         "Trade Receivables" means the fair market value of goods and services to be received by the Company after the Closing under the Trade Agreements.



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                                    SECTION 2

                   PURCHASE AND SALE OF SHARES; PURCHASE PRICE

         2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, the Stockholder agrees to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from the Stockholder, 14,999 shares of Company Stock (the "Shares").

         2.2 Purchase Price. The purchase price to be paid to the Stockholder for the purchase of the Shares (the "Purchase Price") shall be (a) 37.5% multiplied by (b) $63,500,000 minus (i) the aggregate amount of Indebtedness for Borrowed Money of the Company as of the Closing Date (excluding any prepayment penalty or premium payable to the Company Lender), (ii) the Net Working Capital Shortfall and (iii) the amount by which the aggregate amount of Bonuses exceeds the excess, if any, of Net Working Capital over $2,500,000. The Purchase Price shall be paid at the Closing to the Stockholder in cash by wire transfer of immediately available funds to an account designated by the Stockholder in writing at least three days prior to the Closing Date.

         2.3 Letter of Credit. Simultaneously with the execution of this Agreement, Citadel shall deliver to the Stockholder an irrevocable letter of credit in favor of the Stockholder, issued by BankBoston, N.A., in the amount of $2,437,500 which shall be in the form attached as Exhibit A hereto (the "Letter of Credit"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of a joint certificate from the Chief Executive Officer of Citadel and the Stockholder certifying that a Draw Condition has occurred. At the Closing, the Stockholder shall return the original Letter of Credit to Citadel for cancellation.

                                    SECTION 3

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         In connection with the purchase and sale of the Shares and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, the Stockholder makes the following representations and warranties to Citadel, as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times and except as disclosed in Stockholder's Disclosure Schedule):



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         3.1 FJB.

                  (a) Organization and Qualification; Authority. FJB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has full power and authority to own its assets and properties and to conduct the Business. FJB is qualified to do business in, and is in good standing under the laws of, the State of California, and is not required to be qualified to do business as a foreign corporation in any other state. FJB has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business.

                  (b) Capitalization. The authorized capital stock of FJB consists solely of 100,000 shares of Company Stock, of which 30,000 shares are issued and outstanding and all of which are owned, beneficially and of record, by the Stockholder and Fuller as described on Stockholder's Disclosure Schedule. The issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable. FJB does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of FJB.

                  (c) Repurchase and Other Obligations. FJB is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. Neither the Stockholder, Fuller, FJB nor any other Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of FJB. There are no agreements, arrangements or trusts between or for the benefit of FJB, the Stockholder or Fuller with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of FJB's affairs. FJB has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. FJB does not own, of record or beneficially, any capital stock or equity interest or investment in any Person other than the Operating Subsidiaries, which are wholly owned subsidiaries of FJB.

         3.2 Maine Sub.

                  (a) Organization and Qualification; Authority. The Maine Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has full power and authority to own its assets and properties and to conduct the Business. The Maine Sub is qualified to do business in, and is in good standing under the laws of, the State of New Hampshire, and is not required to be qualified to do business as a foreign corporation in any other state. The Maine Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business.



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                  (b) Capitalization. The authorized capital stock of the Maine
Sub consists solely of 5,000 shares of Common Stock, par value $10.00 per share, of which 990 shares are issued and outstanding and all of which are owned, beneficially and of record, by FJB. The issued and outstanding shares of Common Stock of the Maine Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The Maine Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the Maine Sub.

                  (c) Repurchase and Other Obligations. The Maine Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. Neither FJB, the Maine Sub nor any other Person is entitled to any preemptive right, right of first refusal or similar right with respect to any stock or other securities of the Maine Sub. There are no agreements, arrangements or trusts between or for the benefit of the Maine Sub or FJB with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the Maine Sub's affairs. The Maine Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The Maine Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.3 New England Sub.

                  (a) Organization and Qualification; Authority. The New England Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has full power and authority to own its assets and properties and to conduct the Business. The New England Sub is qualified to do business in, and is in good standing under the laws of, the State of New Hampshire, and is not required to be qualified to do business as a foreign corporation in any other state. The New England Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business.

                  (b) Capitalization. The authorized capital stock of the New England Sub consists solely of 100,000 shares of Common Stock, par value $1.00 per share, of which 4,500 shares are issued and outstanding and all of which are owned, beneficially and of record, by FJB. The issued and outstanding shares of Common Stock of the New England Sub have been duly authorized and validly issued, and are fully paid and nonassessable. The New England Sub does not have outstanding any options, warrants, stock or other securities convertible or exchangeable for any stock or other securities of the New England Sub.

                  (c) Repurchase and Other Obligations. The New England Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its stock or other securities. Neither FJB, the New England Sub nor any other Person is entitled to any preemptive right, right of first refusal or similar right with respect to any


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stock or other securities of the New England Sub. There are no agreements, arrangements or trusts between or for the benefit of the New England Sub or FJB with respect to the voting or transfer of stock or other securities, or with respect to any other aspect of the New England Sub's affairs. The New England Sub has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

                  (d) Subsidiaries. The New England Sub does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.4 Authority. The Stockholder has the legal capacity to execute and deliver this Agreement, to perform his covenants and agreements hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes the valid and legally binding agreement of the Stockholder, enforceable against him in accordance with its terms.

         3.5 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which the Company or the Stockholder is a party or by which the Company, the Stockholder, the Shares, or any of the assets of the Company or the Stockholder is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Stockholder's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of the Company or the Stockholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         3.6 Share Ownership. The Stockholder owns, beneficially and of record, the Shares, free and clear of all Liens.

         3.7 Financial Statements. The Stockholder has delivered to Citadel the following financial statements of the Company: (a) the audited balance sheet as of December 31, 1997 and the related audited statements of income and cashflow for the year then ended; (b) the audited balance sheet as of December 31, 1998 and the related audited statements of income and cashflow for the year then ended; (c) the balance sheet as of February 28, 1999 and the related statement of income for the two months then ended; and (d) the monthly balance sheets and income statements for each month in 1998 and the first two months of 1999. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate in all material respects, (ii) is consistent in all material respects with the books and records of the Company (which, in turn, are accurate in all material respects), and (iii) fairly


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



presents in all material respects the financial condition and results of operations of the Company in accordance with GAAP (subject to (i) the lack of footnote disclosure and (ii) other than with respect to year-end financial statements, changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         3.8 Absence of Certain Changes. Since December 31, 1998, there has not been any of the following with respect to the Company or any of the Stations:
(a) material adverse change in the condition, financial or otherwise, or in the results of operations, assets, liabilities or business; (b) damage or destruction, whether or not insured, affecting business operations; (c) labor dispute or threatened labor dispute involving any employees; (d) actual or threatened dispute with any material provider of software, hardware or services;
(e) material change in the customary methods of operations; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of any Station, sale or transfer of any tangible or intangible asset used or useful in the operation of any Station, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to any Station entered into or modification, amendment or cancellation of any of its existing leases relating to any Station, or cancellation of any debt or claim; (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices; or (h) dividend or other distribution (of Cash or any other asset of the Company) declared, paid or made to the Stockholder or Fuller in respect of their equity in the Company.

         3.9 Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it and has paid all Taxes (including without limitation income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of the Company are true, complete and correct. No deficiency in payment of any Taxes for any period has been asserted against the Company by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by the Company from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. Since December 31, 1998, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

         3.10 Asset Schedule; Debt Schedule. The Asset Schedule includes complete and accurate (a) listings of all Real Property; (b) listings of all Personal Property having a value of $1,000 or more; (c) descriptions of all Real Property Leases and Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby; (d) descriptions of all of the Intellectual Property; and (e) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by the Company as reflected in the Asset Schedule. The Asset Schedule contains a complete and accurate list of all of the Stations, and specifies which Operating Subsidiary operates each Station. The Debt Schedule is a complete and accurate list of all of the Company's Indebtedness for Borrowed Money as of December 31, 1998 and includes the names of the holders of such debt and a list of all documents governing or in any way related to such debt (true and complete copies of which have been delivered to Citadel). As of the date of this Agreement, no additional Indebtedness for Borrowed Money has been incurred, and as of the date of the Closing not more than $600,000 of additional Indebtedness for Borrowed Money will have been incurred, by the Company since December 31, 1998. All of such debt can be prepaid on the terms described in the Debt Schedule, including the terms of any prepayment penalties and premiums. Upon the payment in full of such debt, all Liens secured in connection therewith will be released.

         3.11 Title to and Condition of Property.

                  (a) Title. The Company will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the Assets. The Assets are now owned by the Company free and clear of all Liens. The Assets will, as of the Closing, be owned by the Company free and clear of all Liens other than the Permitted Encumbrances.

                  (b) Condition. The Personal Property is structurally sound, in good condition, ordinary wear and tear excepted, adequate and suitable for the operation of each Station as it is currently being operated, and in proper condition and repair so that such Station can operate according to the FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) Insurance. The Assets are and will be insured through the Closing Date pursuant to the insurance policies summarized in Stockholder's Disclosure Schedule.

                  (d) Sufficiency of Assets. The Assets include all of the assets, which are sufficient in nature, condition and quantity, necessary to permit Citadel to operate each Station immediately upon the Closing in the ordinary course of business and consistent with the past practices of the Company. The Company has not, since December 31, 1998, removed, or permitted the removal of, any material item of Personal Property from any Station other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated by this Agreement.

                  (e) Real Property Leases.

                           (i) The Asset Schedule contains accurate descriptions
of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. The Company will as of the Closing have a valid leasehold interest in each of the Leaseholds.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Leaseholds will at the Closing be held by the Company free and clear of all Liens other than the Permitted Encumbrances.

                           (iii) The use for which the Leaseholds are zoned
permits the use thereof for the Business consistent with past practices. The use and occupancy of the Leaseholds by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to the Company, and,
to the best of the knowledge of the Stockholder, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by the Company or any condition that with notice or the passage of time or both would constitute such a default, and the Company has not received any notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to the Company, and to the best of the knowledge of the Stockholder, as to each other party thereto, and except as disclosed on the Asset Schedule, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property in which the Company has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used in the operation of the Stations.

                  (f) Real Property.

                           (i) The Asset Schedule contains an accurate
description of the location of each parcel of the Real Property and the type of facility located on each such parcel. The Company will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Encumbrances and the Permitted Exceptions.

                           (ii) None of the Real Property is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Real Property will at the Closing be held by the Company free and clear of all Liens except the Permitted Encumbrances and the Permitted Exceptions.

                           (iii) The use for which the Real Property is zoned
permits the use thereof for the Business consistent with past practices. The use and occupancy of the Real Property by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no condemnation proceedings or eminent
domain proceedings of any kind pending or, to the best of the knowledge of the Stockholder, threatened against the Real Property.

                           (v) All of the Real Property is occupied under a
valid and current certificate of occupancy or similar permit. There are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi) The Real Property constitutes all of the real
property which is owned by the Company and which is or will prior to Closing be used in the operation of the Stations.

         3.12 Contractual and Other Obligations. Set forth in the Asset Schedule is a description of all (a) Real Property Leases and (b) Contracts. Neither the Company, nor, to the best of the knowledge of the Stockholder, any other Person, is in material default in the performance of any covenant or condition under any Contract, and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. The Company is not a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all Contracts have been provided to Citadel as of the date of this Agreement.

         3.13 Compensation. Set forth in Stockholder's Disclosure Schedule is a list of (a) all agreements between the Company and its employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of the Company or other Persons providing services for the Company with respect to the Stations entitled to receive annual compensation in excess of $15,000 and their respective positions, job categories and salaries. At the Closing, Stockholder shall deliver to Citadel a list of all employees of the Company. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. The Company has not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in the Company, Citadel, the Business or Citadel's business. All current employees of the Company are "at will" employees and may be terminated by the Company at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         3.14 Employee Benefit Plans.

                  (a) The Company does not maintain or sponsor, nor is it required to make contributions to or to pay benefits from, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working, or who formerly worked, at any Station. None of the plans, funds, policies, programs, arrangements or understandings of the Company is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither the Company nor any ERISA affiliate of the Company has ever contributed to or had the obligation to contribute to any multiemployer plan. Stockholder's Disclosure Schedule fully discloses all of the plans, funds, policies, programs, arrangements or understandings, whether oral or in writing, sponsored or maintained by the Company pursuant to which any employee or former employee of any Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay;
(9) any type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true with respect to each Station: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by the Company; (B) all applicable requirements of law have been observed with respect to the establishment, operation and, if applicable, the termination thereof, and all applicable reporting and disclosure requirements have been timely satisfied; (C) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration; (D) any such plan represented by the Company to a "qualified" retirement plan satisfies, in both form and operation, the applicable requirements of Section 401(a) of the Code; and (E) any such plan may be terminated at any time without material liability resulting from such action.

                  (b) The Company has no obligation to provide health or other welfare benefits to any of its former, retired or terminated employees, except as specifically required under Section 4980B of the Code. The Company has complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         3.15 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions, or the terms and conditions of employment, wages (including overtime compensation) and hours of, the Company. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Company or any Station before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. The Company is not bound by any collective bargaining agreement with respect to its employees. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving any Station. No issue with respect to union representation is pending or threatened with respect to the employees of the Company or any Station.

         3.16 Increases in Compensation or Benefits. Subsequent to December 31, 1998, there have been no increases in the compensation payable or to become payable to any of the employees of the Company, nor has the Company paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in Stockholder's Disclosure Schedule or
(b) as was required from time to time by governmental legislation affecting wages. The vacation policies of the Company are set forth in Stockholder's Disclosure Schedule. No employee of the Company is entitled to vacation time in excess of two weeks during the current calendar year, and no such employee has any accrued vacation time with respect to any period prior to the current calendar year.

         3.17 Insurance. The Company maintains the insurance policies summarized in Stockholder's Disclosure Schedule. Such policies maintained by the Company are in full force and effect and all installments of premiums due thereon have been paid in full. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies maintained by the Company. There has been no casualty loss or occurrence to the Company which may give rise to any claim of any kind not covered by insurance, and the Company is not aware of any casualty occurrence to the Stations which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. None of the Company's insurance policies will terminate or be adversely affected by the consummation of the transactions contemplated by this Agreement.

         3.18 Litigation; Disputes. There are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against or affecting the Company, the Shares or any Station or that is reasonably likely to prevent or hinder the consummation of the transactions contemplated hereby and, to the best of the knowledge of the Stockholder, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Stockholder has no knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the Company or the operation of any Station.

         3.19 Trade Receivables and Accounts Receivable. All Trade Receivables and Accounts Receivable are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts provided for in the financial statements of the Company.

         3.20 Trade Liabilities. The Trade Liabilities do not, and as of the Closing Date will not, exceed the Trade Receivables.

         3.21 Environmental.

                  (a) Prior to the execution of this Agreement, the Company has provided to Citadel a true and correct copy of all environmental site assessments, studies, tests, reports and communications relating to the Real Property and Leaseholds.

                  (b) To the best of the knowledge of the Stockholder, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on the Real Property or any of the Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Real Property or any of the Leaseholds, any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) To the best of the knowledge of the Stockholder, no structure, improvements, equipment, fixtures, activities or facilities located on the Real Property or any of the Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) There have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions arising in whole or in part from the activities of the Company, or to the best of the knowledge of the Stockholder arising from any other activities, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to the Real Property or any of the Leaseholds.

                  (e) There are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials, and no abandoned underground storage tanks at the Real Property or any of the Leaseholds.

                  (f) The Company is not subject to any Environmental Claims, and no Environmental Claims have been threatened against the Company nor, to the best of the knowledge of the Stockholder, is there any basis for any such Environmental Claims.

         3.22 Permits; Compliance with Applicable Law.

                  (a) General. The Company is not in default under any statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the Assets as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, of the Assets or the Business. The Stockholder has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in Stockholder's Disclosure Schedule is a complete and accurate list of all of the Permits held by the Company and applicable to the Stations. Each Station is operating in accordance with the Act and its FCC Licenses and in compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in Stockholder's Disclosure Schedule are all of the Permits required for the conduct of the Business conducted by the Stations. All of the Permits held by the Company are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and to the best of the knowledge of the Stockholder, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by the Company or any other Person under any such Permit. Except for the FCC Approval, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits held by the Company or require the consent of any Person. The Company is not required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of the Business.

         3.23 Intellectual Property. The use of the Intellectual Property in connection with the operation of the Stations or otherwise by the Company does not infringe upon the proprietary rights of any other Person. Subject to the Permitted Encumbrances, Citadel will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by the Stations in the operation of the Stations following the Closing in the manner now operated, without infringement or unlawful or improper use of any of the Intellectual Property. No director, officer or employee of the Company has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. The Stockholder has no knowledge of any infringement by any Person upon the rights of the Company with respect to the Intellectual Property. The Company has not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         3.24 Books and Records. The books of account of the Company fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records will be located on the date of the Closing on the business premises of the Stations and/or in the Company's offices in Newburyport, Massachusetts (the "New England Office") and in Auburn, California (the "California Office"); provided, however, that any such books and records located in the Maine Office and the California Office shall be delivered to the Stations or to Citadel (as Citadel may direct) at or prior to the Closing. The Company's minute books and stock ledgers accurately reflect all actions taken by the Company's board of directors and stockholders, including all issuances and transfers of Company Stock and capital stock of the Operating Subsidiaries. Stockholder's Disclosure Schedule lists all of the current officers and directors of the Company. At the Closing, the Company's minute books and stock ledgers shall be delivered to Citadel.

         3.25 Related Party Obligations. No officer, director, shareholder or Affiliate of the Company, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with the Company or has any material interest in any material property used by the Company which is material to the operation of the Stations.

         3.26 Year 2000 Compliance. The Company has made, and will on a continuing basis make, such investigations and has obtained or will obtain such certifications from suppliers as are practicable with respect to material items of software and electronic hardware used by the Company and which the Company reasonably anticipates could, if they failed to operate correctly, have a material adverse effect on the Business. Based on the foregoing, the Company has no reason to believe that such software and hardware will not be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

         3.27 Disclosure. To the best of the knowledge of the Stockholder, no representation or warranty made under this Section 3 and none of the information furnished by the Stockholder set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                    SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Shares and in order to induce the Stockholder to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the following representations and warranties to the Stockholder as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         4.1 Organization and Qualification; Authority. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Citadel. This Agreement has been duly executed and delivered by Citadel and constitutes the valid and legally binding agreement of Citadel, enforceable against it in accordance with its terms.

         4.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of its assets is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Citadel's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4.3 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Citadel's knowledge, threatened against or affecting Citadel that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.4 Disclosure. To the best knowledge of Citadel, no representation or warranty made under this Section 4 and none of the information furnished by Citadel set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                    SECTION 5

                    AFFIRMATIVE COVENANTS OF THE STOCKHOLDER

         From and after the date of this Agreement and until the Closing, the Stockholder covenants and agrees to (a) take the actions set forth in Sections 5.1, 5.2 (second and third sentences only), 5.11 and 5.12 and, insofar as the assumption of certain costs as stated therein, Sections 5.14, 5.15 and 5.16; and
(b) cause the Company (to the extent within the Stockholder's control) to take the actions set forth in Sections 5.1 through 5.16:

         5.1 Compliance With Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         5.2 Payment of Obligations. Fully discharge all Obligations of the Company (including without limitation Indebtedness for Borrowed Money and other long-term debt and capitalized lease obligations) on a timely basis so that (a) the Obligations of the Company existing as of the Closing Date consist solely of
(i) current liabilities and obligations under executory contracts and commitments which are reasonable and customary in the radio broadcasting industry and (ii) Permitted Debt; (b) Permitted Debt does not exceed $15,800,000; and (c) Net Working Capital is not less than $2,500,000. Not less than five business days before the Closing Date, the Stockholder shall deliver to Citadel a payoff letter from the Company Lender with respect to the Permitted Debt. Such payoff letter shall be in form and substance satisfactory to Citadel and shall include (x) the amount of Permitted Debt due as of the Closing Date,
(y) wire instructions for the payment thereof and (z) a statement that all Permitted Encumbrances will be released immediately upon the payment in full of such Permitted Debt (and a copy of all release documents shall be attached to the payoff letter).

         5.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents pertinent to the Stations; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations.

         5.4 Preservation of Organization. Operate the Business and the Stations in the ordinary course, consistent with past practices, and exercise all reasonable efforts to preserve the business organization of the Stations intact and to preserve the present relationships of the Stations with employees, suppliers, advertisers and customers and others having business relationships with the Stations; provided, however, that nothing contained in this Agreement shall require the Company or the Stockholder to expend money in fulfillment of the obligations set forth in this Section 5.4 other than those expenditures that the Company would have made in the ordinary course of the business of the Stations and consistent with past practices.

         5.5 Books and Records. Maintain the books and records of the Company in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel or its counsel, accountants or other authorized representatives may from time to time reasonably request.

         5.6 Employees. Pay as and when the same shall become due and payable any amounts owed by the Company to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise; provided, however, that such items may be accrued (rather than paid) in the ordinary course of business consistent with the Company's past practices.

         5.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to the Company or to any Station.

         5.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by the Company prior to the Closing, and satisfy all Taxes related thereto which are due on or before the Closing Date.

         5.9 Supplemental Financial Statements. Provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Stations prepared by the Company in the ordinary course of business commencing with the month ended March 31, 1999 until Closing (collectively, the "Supplemental Financial Statements"). The Stockholder shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to the Company. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 3.7.

         5.10 Further Information. Furnish to Citadel such financial (including tax), legal and other information with respect to the Company, the Business and the Stations as Citadel or its representatives may from time to time reasonably request.

         5.11 Notice. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by the Stockholder in this Agreement.

         5.12 Consents. Exercise all reasonable efforts to obtain, prior to the Closing, the consent and approval (in a form reasonably approved by Citadel) of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Contracts set forth on Stockholder's Disclosure Schedule and requiring such consent. If any such consent or approval is not obtained, the Stockholder will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement as a result of any failure by the Stockholder to obtain any consent with respect to a Contract identified as a "Material Contract" on Stockholder's Disclosure Schedule (collectively, the "Material Contracts"), if alternative arrangements are not satisfactory to Citadel. The Stockholder shall also execute a consent, in a form provided by Citadel, allowing Citadel to assign all of its rights under this Agreement and any related documents to one or more of Citadel's lenders upon default by Citadel under the relevant loan documents.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         5.13 Trade Schedule. Deliver to Citadel at the Closing an accurate schedule of Trade Liabilities and Trade Receivables existing as of the Closing. The Stockholder shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after the date of this Agreement.

         5.14 Phase I Site Assessments and Other Reports. Perform or commission Phase I Site Assessments of the Real Property and such other studies, tests or reports of the Real Property and Leaseholds as Citadel and/or its lenders may reasonably require and provide copies of the written reports and/or results to Citadel promptly after they become available to the Company. Such assessments, studies, tests and reports shall be performed by an environmental company reasonably acceptable to Citadel and its lenders and at the cost and expense of the Stockholder. If any of the assessments, studies, tests or reports indicate that any Real Property contains one or more conditions of Environmental Noncompliance, the Stockholder shall promptly commence remedial action to cure the conditions, and shall cure the conditions, prior to Closing (at the cost and expense of the Stockholder).

         5.15 Title Insurance and Surveys. Cause each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to Citadel) and the Stockholder shall cause such ALTA surveys (which shall be in form satisfactory to remove the standard survey exception from the Owner's and Mortgagee's title insurance policies) to be delivered to Citadel at least 10 days prior to the Closing. One-half of the cost and expense of such surveys shall be borne by the Stockholder and/or Fuller and the other half shall be borne by Citadel. In addition, the Stockholder shall cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel and its lenders in their reasonable judgment. Not later than 30 days prior to Closing, the Stockholder shall furnish to such title insurance company such documentation as may be reasonably required by it to issue extended Owner's and Mortgagee's title insurance policies which shall additionally be without exception as to the capacity, authority and execution of instruments by the Company.

         5.16 Real Property Expenses. Ensure that all matters of title clearance and any necessary subdivision or lot-split are completed (at the cost and expense of the Stockholder) to the satisfaction of Citadel. Citadel shall be responsible for the cost of title insurance premiums.

                                    SECTION 6

                      NEGATIVE COVENANTS OF THE STOCKHOLDER

         From and after the date of this Agreement and until the Closing, the Stockholder shall not take, or cause or permit to be taken, and shall cause the Company (to the extent within the Stockholder's control) not to take, or cause or permit to be taken, any of the following actions without the prior approval of Citadel, which may not be unreasonably withheld:

         6.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Assets, except (a) in the case of a sale, transfer or assignment,
(i) in the ordinary course of business and which does not materially interfere with the operations of the Stations or (ii) obsolete assets which are replaced with assets of equal or greater value; and (b) in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, where released at or prior to the Closing; provided, however, that the Company shall be permitted to transfer the Excluded Assets to the Stockholder.

         6.2 Contracts. Amend, terminate or renew any of the Contracts, other than in the ordinary course of business where prior written notice is provided to Citadel.

         6.3 Breaches; Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it in any respect that would have a material adverse effect on the Assets or the business operations of the Stations as presently conducted.

         6.4 Obligations. Incur any Obligations of the Company (including without limitation any additional Indebtedness for Borrowed Money) except in the ordinary course of business in a manner consistent with past practices.

         6.5 Salary Increases. Increase any salary or make any other payments, disbursements or distributions in any manner or form to any employees of the Company except (a) in the ordinary course of business consistent with past practices, (b) in accordance with the existing terms of contracts entered into and disclosed to Citadel prior to the date of this Agreement or (c) as Bonuses.

         6.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire the Company or any of the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of the Company or any equity in the Company (including the Shares). Prior to the Closing, the Stockholder shall not sell, assign, pledge or otherwise transfer any of the Shares, and shall cause FJB not to sell, assign, pledge or otherwise transfer any of the capital stock of the Operating Subsidiaries.

         6.7 Issuance of Securities. Issue any shares of capital stock or any other securities of FJB or any of the Operating Subsidiaries.

         6.8 Dividends. Declare or pay any dividend or make any other distribution (of Cash or any other asset of the Company) to the Stockholder or Fuller in respect of their equity in the Company; provided, however, that the Company shall be permitted to transfer the Excluded Assets to the Stockholder.

                                    SECTION 7

                              COVENANTS OF CITADEL

         From and after the date of this Agreement and until the Closing, Citadel covenants and agrees with the Stockholder to:

         7.1 Compliance with Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         7.2 Notice. Promptly notify the Stockholder in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by Citadel in this Agreement.

         7.3 Consents. Obtain all third party consents identified on Citadel's Disclosure Schedule.

                                    SECTION 8

                       ADDITIONAL COVENANTS OF THE PARTIES

         8.1 Application for Transfer of Control. As promptly as practicable after the date of this Agreement, and in no event later than 10 business days after the date of this Agreement, the Stockholder shall cause the Company (to the extent within the Stockholder's control) to file, together with Citadel, an application (the "FCC Application") with the FCC to approve the transfer of control of the Stations from the Company to Citadel (the "FCC Approval"). Citadel shall have primary responsibility for filing the FCC Application. The parties agree that they shall jointly prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. The Stockholder and Citadel shall each take all necessary actions on its or his part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and the Stockholder shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 14.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         8.2 Brokerage. Each of the parties hereto represents and warrants to each other that, except for Broker, no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. As between the parties hereto, Citadel is fully responsible for the payment of, and shall pay at the Closing, the entire broker's fee due to Broker in connection with the transactions contemplated hereby. Each of the parties hereto shall each indemnify and hold harmless the other parties hereto for any and all claims or expenses, including attorneys' fees, asserted by any Person other than Broker purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         8.3 Risk of Loss. If any loss or damage to any of the Assets occurs prior to the Closing (i) which has a material adverse effect on any Station and
(ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by the Stockholder at his sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of such Station attributable to the impairment of such assets.

         8.4 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other parties hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         8.5 Cooperation. During the seven-year period immediately following the Closing, Citadel shall cooperate with the Stockholder in providing him all information reasonably requested and permitting him access to all records relating to the period of ownership of the Stations prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by the Stockholder. The Stockholder, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion. Notwithstanding the foregoing, Citadel may discard any such records during such seven-year period if (i) Citadel notifies the Stockholder of Citadel's intent to discard such records and (ii) the Stockholder does not, within 10 days after receipt of such notice, retrieve such records from Citadel's premises.

         8.6 HSR Filing. As promptly as practicable after the date of this Agreement, and in no event later than 10 business days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR Filing"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and the Stockholder and/or Fuller shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 14.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

         8.7 Confidentiality. Each of the parties hereto will hold in confidence, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold in confidence, all non-public information received from another party hereto.

         8.8 Public Announcements. Citadel and the Stockholder will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         8.9 No Inconsistent Action. No party hereto shall take any action (a) inconsistent with his or its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         8.10 Employment Agreements. Promptly following the Closing, Citadel will offer employment with Citadel to Martin R. Lessard and Michael Sambrook on terms no less favorable to such employees than those contained in the forms of Employment Agreements set forth as Exhibits B and C hereto, respectively.

         8.11 Completion of Capital Expenditure Projects. The Stockholder covenants and agrees to cause (to the extent within the Stockholder's control) the completion prior to the Closing Date of each of the items described on the Capital Expenditures Schedule and to pay or perform or cause (to the extent within the Stockholder's control) the Company prior to the Closing Date to pay or perform all obligations or liabilities of the Company related to such items.

                                    SECTION 9

                                   THE CLOSING

         9.1 Closing Date. The Closing shall occur on a date mutually selected by the Stockholder and Citadel which is within 10 business days following the later of (a) the date on which the FCC Approval has become a Final Order or (b) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant Street, 44th Floor, Pittsburgh, Pennsylvania 15219, counsel for Citadel, or at such other time and place as the parties may agree in writing.

         9.2 Actions to be Taken at the Closing. The following actions shall be taken at the Closing:

                  (a) Delivery of Purchase Price. Citadel shall deliver to the Stockholder the Purchase Price in accordance with Section 2.2.

                  (b) Delivery of Documents. Each of the parties shall deliver to the other parties all agreements, certificates and other documents required to be delivered by it or him pursuant to the terms of this Agreement or as a condition precedent to the other parties' obligations under this Agreement, including without limitation the following:

                           (i) The Stockholder shall execute and deliver the
Closing Certificate.

                           (ii) The Stockholder shall deliver stock certificates
evidencing the Shares, together with duly executed stock powers.

                           (iii) The Stockholder shall deliver his resignation
as an officer and director of FJB and each of the Operating Subsidiaries.

                                   SECTION 10

                 CONDITIONS TO THE OBLIGATION OF THE STOCKHOLDER

         The obligation of the Stockholder to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by him in his sole discretion (other than those set forth in Sections 10.7 and 10.8):

         10.1 Opinion of Citadel's Counsel. The Stockholder shall have received an opinion of counsel for Citadel, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholder, as to the matters set forth on Exhibit D hereto.

         10.2 Representations, Warranties and Covenants. The representations and warranties of Citadel contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and Citadel shall have complied with all of its covenants contained herein; and Citadel shall have delivered to the Stockholder a certificate to that effect, dated the Closing Date, signed by an officer of Citadel.

         10.3 No Litigation. No injunction relating to any action, suit or proceeding against Citadel, the Company or the Stockholder relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         10.4 Other Certificates. The Stockholder shall have received certificates as to the good standing of Citadel in the States of Nevada, Maine and New Hampshire, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Stockholder, as the Stockholder shall have reasonably requested in connection with the transactions contemplated hereby.

         10.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to the Stockholder certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         10.6 Acts to be Performed. Each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         10.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         10.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   SECTION 11

                     CONDITIONS TO THE OBLIGATION OF CITADEL

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 11.8 and 11.9):

         11.1 Opinion of the Company's and the Stockholder's Counsel. Citadel shall have received an opinion of counsel for the Company and the Stockholder dated the Closing Date, in form and substance reasonably satisfactory to Citadel, as to the matters set forth on Exhibit E hereto.

         11.2 Representations, Warranties and Covenants. The representations and warranties of the Stockholder contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and the Stockholder shall have complied with all of his covenants contained herein; and the Stockholder shall have delivered to Citadel a certificate to that effect, dated the Closing Date, signed by him.

         11.3 No Litigation. No injunction relating to any action, suit or proceeding against the Company, the Stockholder or Citadel relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         11.4 Other Certificates. Citadel shall have received a certificate as to the good standing of FJB and each of the Operating Subsidiaries as a corporation in the States of Maine, New Hampshire and California (as the case may be), each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         11.5 Acts to Performed. Each of the covenants, acts and undertakings of the Stockholder to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

         11.6 Lien Searches. The Stockholder shall have delivered to Citadel lien (including UCC and tax) and judgment (including litigation) searches from county and state agencies where Assets are located or the Business is conducted, showing all Liens on the Assets, which searches shall be conducted not more than 30 days prior to the Closing. Such searches shall include the name of the Company, the call letters of each of the Stations, predecessors of any of the foregoing during the past five years and any other names under which the Company has done business during the past five years. The Stockholder may cause such searches to be prepared by a third party, in which case the Stockholder shall not be responsible for any inaccuracies in such searches unless the Stockholder has actual knowledge of their inaccuracy. Notwithstanding the foregoing, the Stockholder shall remain responsible for satisfying any Lien (other than Permitted Encumbrances) on the Assets and Shares even if such searches are inaccurate.

         11.7 Consents. All consents with respect to Material Contracts shall have been obtained.

         11.8 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         11.9 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         11.10 Transfer of Excluded Assets. Pursuant to binding agreements in form and substance reasonably satisfactory to Citadel, the Excluded Assets, together with all liabilities relating thereto, shall have been transferred to the Stockholder.

         11.11 Closing of Fuller Transaction. The closing of the Fuller Transaction shall occur simultaneously with the Closing.

         11.12 Termination of Leases and Bock Agreement. The lease for the New England Office and the lease for the California Office shall have been terminated without expense or liability to the Company, and that certain Retirement Agreement dated December 9, 1987 between the Company and Edward F. Bock shall have been terminated with any expense or liability to the Company in connection therewith being deemed to constitute Bonuses.

         11.13 Cancellation of Options. The options held by Fuller and Martin R. Lessard described in Section 3.1 of the Stockholder's Disclosure Schedule shall have been cancelled and terminated without consideration from the Company.

         11.14 Shareholder Approval Regarding Certain Payments. Shareholders of FJB and of each of the Operating Subsidiaries owning more than 75% of the voting power of all outstanding stock of each such respective entity, after disclosure of all material facts, shall have approved the payment of any and all Bonuses or other amounts payable pursuant to this Agreement or any agreement referred to in this Agreement, the payment of which would otherwise constitute or be considered a "parachute payment" under Code section 280G.


                                   SECTION 12

                                 INDEMNIFICATION

         12.1 Indemnification by the Stockholder. Subject to the limitations and procedures set forth in this Section 12, the Stockholder shall indemnify and hold harmless Citadel from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including without limitation reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of the Stockholder in this Agreement, (b) the breach of any of the representations or warranties made by the Stockholder in this Agreement or (c) any inaccuracy in the Closing Certificate.

         12.2 Indemnification by Citadel. Subject to the limitations and procedures set forth in this Section 12, Citadel shall indemnify and hold harmless the Stockholder from and against any and all Damages sustained or incurred by him, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of Citadel in this Agreement or (b) the breach of any of the representations or warranties made by Citadel in this Agreement.

         12.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 12 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee, subject to the consent of the Indemnitor which consent will not be unreasonably withheld or delayed, may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         12.4 Survival.

                  (a) The Stockholder. Each of the representations and warranties made by the Stockholder in this Agreement shall survive until April 30, 2001, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon such date such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections
3.9 and 3.14 shall expire at the time the period of limitations expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties contained in Sections 3.21 and 3.22 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representation or warranty relates; and (iii) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.11(a) and 3.11(f)(i) shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by Citadel against the Stockholder after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

                  (b) Citadel. Each of the representations and warranties made by Citadel in this Agreement shall survive until April 30, 2001, notwithstanding any investigation at any time made by or on behalf of the Stockholder, and upon such date such representations and warranties shall expire, except that the representations and warranties of Citadel contained in Sections 4.1 and 4.2 shall not expire but shall continue indefinitely. No claim for the recovery of Damages may be asserted by the Stockholder against Citadel or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

         12.5 Limitation of Stockholder's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of the Stockholder to indemnify Citadel shall be subject to the following:

                  (a) Threshold. Citadel shall not be entitled to recover Damages pursuant to clause (b) of Section 12.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.11(a) and 3.11(f)(i)) until the aggregate of all such
Damages suffered by Citadel exceeds $200,000 (the "Threshold"); provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. Citadel shall not be entitled to recover Damages pursuant to Section 12.1 in excess of the sum of $20,000,000 less the aggregate amount of Damages theretofore actually recovered by Citadel from Fuller.

                  (c) Exclusive Remedy. Except as provided in Section 13 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of the Stockholder, subsequent to the Closing, indemnification under this Section 12 shall be the exclusive remedy of Citadel with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in this Section 12.5 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of the Stockholder, nor shall there be any survival limitation for any such claim.

                  (e) Disclosed Exceptions. If Citadel in its sole discretion waives the condition set forth in Section 11.2 to its obligation to consummate the transactions contemplated by this Agreement by proceeding with the Closing notwithstanding that the certificate delivered by the Stockholder with reference to Section 11.2 sets forth one or more exceptions, Citadel shall not be entitled to recover Damages with respect to any exception so disclosed in such certificate delivered by the Stockholder.

         12.6 Limitation of Citadel's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of Citadel to indemnify the Stockholder shall be subject to the following:

                  (a) Threshold. The Stockholder shall not be entitled to recover Damages pursuant to clause (b) of Section 12.2 (other than as a result of a breach of the representations and warranties made in Sections 4.1 and 4.2) until the aggregate of all such Damages suffered by him exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, the Stockholder may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. The Stockholder shall not be entitled to recover Damages pursuant to Section 12.2 in excess of $7,500,000.

                  (c) Exclusive Remedy. Except as provided in Section 13 and except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Citadel, subsequent to the Closing, indemnification under this Section 12 shall be the exclusive remedy of the Stockholder with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in this Section 12.6 shall not apply with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Citadel, nor shall there be any survival limitation for any such claim.

                  (e) Disclosed Exceptions. If Stockholder in his sole discretion waives the condition set forth in Section 10.2 to his obligation to consummate the transactions contemplated by this Agreement by proceeding with the Closing notwithstanding that the certificate delivered by Citadel with reference to Section 10.2 sets forth one or more exceptions, Stockholder shall not be entitled to recover Damages with respect to any exception so disclosed in such certificate delivered by Citadel.


                                   SECTION 13

                  TERMINATION OF AGREEMENT; ADDITIONAL REMEDIES

         13.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:



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



                  (a) by mutual written consent of Citadel and the Stockholder;

                  (b) by either Citadel or the Stockholder upon providing written notice to the other party at any time after April 30, 2000 if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

                  (c) by Citadel, upon providing written notice to the Stockholder, if as of the time set for Closing any of the conditions in Section 11 (except Section 11.8 or 11.9) has not been satisfied or waived by Citadel in writing, provided Citadel is not then in material breach of this Agreement;

                  (d) by the Stockholder, upon providing written notice to Citadel, if as of the time set for Closing any of the conditions in Section 10 (except Section 10.7 or 10.8) has not been satisfied or waived by the Stockholder in writing, provided the Stockholder is not then in material breach of this Agreement and the condition set forth in Section 11.11 has been satisfied;

                  (e) by the Stockholder, upon providing written notice to Citadel, if Citadel fails to consummate the transactions contemplated hereby after all conditions in Section 11 have been satisfied, provided the Stockholder is not then in material breach of this Agreement;

                  (f) by Citadel, upon providing written notice to the Stockholder, if the Stockholder fails to consummate the transactions contemplated hereby after all conditions in Section 10 have been satisfied, provided Citadel is not then in material breach of this Agreement;

                  (g) by Citadel or the Stockholder upon denial by the FCC of the FCC Application;

                  (h) by Citadel or the Stockholder if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable; and

                  (i) by Citadel in the event a definitive agreement relating to the Fuller Transaction (in form and substance acceptable to Citadel in its complete discretion) and the Contribution Agreement are not executed and delivered within two business days after the date of this Agreement or cease to be in full force and effect at any time prior to the Closing.

         13.2 Additional Remedies.

                  (a) In the event of the termination of this Agreement by the Stockholder pursuant to Section 13.1(d) or 13.1(e) (any such event being a "Draw Condition"), the Stockholder shall be entitled to draw upon and receive the proceeds of the Letter of Credit, but shall not retain any rights to recover any actual damages he suffers as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 13.1, Citadel shall be entitled to a return of, and the Stockholder shall return to Citadel, the original Letter of Credit for cancellation. Upon the occurrence of a Draw Condition, Citadel shall execute the joint certificate referenced in Section 2.3.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereby, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event the Stockholder improperly refuses to consummate the transactions contemplated hereby. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to
Section 13.1, to have this Agreement specifically enforced by a court of competent jurisdiction in addition to all other remedies available at law or in equity; provided, however, that Citadel may not specifically enforce this Agreement if Citadel has previously terminated this Agreement and received the original Letter of Credit.

                  (c) No person other than Citadel and Stockholder may rely upon or assert any rights arising under or pursuant to this Agreement, including in respect of Section 8.10. Citadel agrees that Stockholder shall have the right to have the agreements of Citadel set forth in Section 8.10 specifically enforced by a court of competent jurisdiction in addition to all other remedies available at law or in equity.


                                   SECTION 14

                                     GENERAL

         14.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing for the periods described in Section 12.4, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Nevada.

         14.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To Citadel:                Citadel Broadcasting Company
                                    7201 West Lake Mead Boulevard
                                    Suite 400
                                    Las Vegas, Nevada  89128
                                    Attn:  Lawrence R. Wilson
                                    Fax:  (702) 804-5936

         With copy to:              Eckert Seamans Cherin & Mellott, LLC
                                    600 Grant Street, 44th Floor
                                    Pittsburgh, Pennsylvania 15219
                                    Attn:  Bryan D. Rosenberger, Esq.
                                    Fax:  (412) 566-6099

         To the Stockholder:        10940 Sunrise Ridge Circle
                                    Auburn, California  95603
                                    Attn:    Joseph N. Jeffrey, Jr.
                                    Fax:     (530) 887-9040

         With copies to:            Nutter McClennen & Fish, LLP
                                    One International Place
                                    Boston, Massachusetts  02110-2699
                                    Attn:  Michael J. Bohnen, Esq.
                                    Fax:   (617) 973-9748

                                    and

                                    Fuller-Jeffrey Broadcasting Companies, Inc.
                                    10940 Sunrise Ridge Circle
                                    Auburn, California  95603
                                    Attn:  Robert F. Fuller
                                    Fax:   (530) 887-9040

                                    and

                                    Choate, Hall & Stewart
                                    Exchange Place
                                    Boston, MA 02109-2891
                                    Attn: Andrew L. Nichols, Esq.
                                    Fax: (617) 248-4000
or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         14.4 Entire Agreement. This instrument, together with the Contribution Agreement, supersede all prior communications, understandings and agreements of or among the parties with respect to the subject matter of this Agreement and contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement. Except as otherwise set forth in this Agreement and in the Contribution Agreement, there are no other representations, warranties or covenants of any party hereto with respect to the subject matter of this Agreement.

         14.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         14.6 Schedules and Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         14.7 Expenses. Each party shall bear its or his own costs and expenses incurred by it or him in connection with the transactions contemplated by this Agreement; provided, however, that the Stockholder shall bear all of the actual out-of-pocket costs and expenses incurred by the Company in connection with the transactions contemplated hereby.

         14.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         14.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         14.10 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent, in its or his sole discretion, of each other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

         14.11 Prior Control. Until the Closing, the Company shall maintain control of each Station.

         14.12 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         14.13 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                            /s/  Joseph N. Jeffrey, Jr.
                                            --------------------------------
                                            Joseph N. Jeffrey, Jr.


                                            CITADEL COMMUNICATIONS CORPORATION


                                            By:  /s/ Lawrence R. Wilson
                                                ----------------------------

                         Index of Schedules and Exhibits


Schedule 1  -  Stations
Schedule 2  -  Asset Schedule
Schedule 3  -  Citadel's Disclosure Schedule
Schedule 4  -  Debt Schedule
Schedule 5  -  Excluded Assets Schedule
Schedule 6  -  Stockholder's Disclosure Schedule
Schedule 7  -  Capital Expenditures Schedule


Exhibit A   -  Letter of Credit
Exhibit B   -  Form of Employment Agreement for Martin R. Lessard
Exhibit C   -  Form of Employment Agreement for Michael Sambrook
Exhibit D   -  Form of Opinion of Counsel for Citadel
Exhibit E   -  Form of Opinion of Counsel for the Company and the Stockholder

[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules and exhibits to the Securities and Exchange Commission upon request.]